Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-161237) and Forms S-8 (Nos. 333-174671, 333-164021, 333-159733, 333-145450, 333-145449 and 333-136402) of SXC Health Solutions Corp. of our report dated February 24, 2012 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting of Catalyst Health Solutions, Inc. as of and for the year ended December 31, 2011, which appears in this Current Report on Form 8-K of SXC Health Solutions Corp. dated May 9, 2012.

/s/ PricewaterhouseCoopers LLP

McLean, VA

May 9, 2012